Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”), dated May 25, 2006, is entered into between BioScrip, Inc. (“BioScrip”), its affiliates and subsidiaries (collectively, the “Company”), on the one hand, and Gregory H. Keane (“Employee”), on the other hand.
W I T N E S S E T H:
     WHEREAS, Employee is currently employed by BioScrip as its Executive Vice President, Chief Financial Officer and Treasurer as well as Treasurer of each of BioScrip’s subsidiaries;
     WHEREAS, in the course of Employee’s employment with the Company, Employee has been provided and/or had access to confidential information and trade secrets of the Company, and has been intimately involved with its management and/or operation;
     WHEREAS, Employee and BioScrip both desire to terminate Employee’s employment with BioScrip effective June 9, 2006 (the “Termination Date”);
     WHEREAS, the Company and Employee desire to settle fully and finally all claims Employee may have against the Company; and
     WHEREAS, Employee and the Company agree that this Agreement shall supersede and replace any and all other agreements between Employee and the Company;
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:
     1. Termination Date. Employee and the Company agree that Employee’s employment with the Company shall terminate on the Termination Date, which shall also be the effective date of Employee’s resignation from all positions and offices Employee holds with the Company. Employee shall be entitled to continue to receive until the Termination Date Employee’s annual base salary and other benefits as are in effect on the date that Employee signs this Agreement. Prior to the Termination Date, Employee agrees to use Employee’s best efforts to ensure an orderly transition of Employee’s functions to such individuals as may be designated by the Company.
     2. Severance. Beginning on the Termination Date, Employee shall be entitled to receive a severance payment equal to one (1) year of salary at his then current gross salary level, $275,000. In addition, Employee shall be entitled to receive an amount equal to the average of any bonus or incentive compensation paid or payable to Employee for the two most recent fiscal years, payable in equal monthly installments or otherwise in accordance with BioScrip’s then applicable payroll practices, representing, in the aggregate on a pre-tax basis, $80,000. The two payments shall be due and payable as follows: Subject to the unwaived expiration of the time periods set forth in Section 9 hereof, payable in two payments, (i) the first payment shall be due and payable, in an amount of $155,000 on June 9, 2006; and (ii) the second payment shall be in an amount equal to $200,000 and shall be due and payable on January 10, 2007. All payments under this paragraph 2 shall be subject to all applicable federal, state and local withholding. In the event of a Change of Control (as defined in paragraphs 4A and 4C of the Change of Control Severance Agreement, dated June 14, 2004, between Chronimed Inc. and Employee) or at the written request of Employee upon five (5) notice of all payments remaining to be paid to Employee under this paragraph 2 shall accelerate and be payable to Employee on the date of the Change of Control.
     3. Accrued Vacation. In addition to the severance payments to be made to Employee pursuant to paragraph 2 above, at the next payroll date following the Termination Date, Employee shall be entitled to receive payment for all vacation days accrued and unused as of the Termination Date, which the parties acknowledge and agree shall be $21,000.
     4. Outplacement Assistance. The Company shall reimburse Employee up to five thousand ($5,000) dollars for the services of an outplacement firm upon submission of receipts or other supporting documentation in accordance with the then customary practices of the Company.
     5. Consulting Services. Following the Termination Date Employee shall provide consulting services to the Company on a reasonable and as needed basis. Employee shall render such services as an independent contractor and not as an employee. The provision of consulting services by Employee shall be scheduled on a reasonable basis by Employee and the Company. While serving as a consultant, Employee shall not have any authority to bind or act on behalf of the Company or any of its subsidiaries. Subject to Section 13, the Company shall pay the Employee two hundred ($200.00) dollars per hour as compensation for Employee’s consulting services. Notwithstanding the foregoing, the Company shall have no obligation to pay Employee a consulting fee in connection with Employee’s assistance and/or cooperation in defense of or in connection with any civil or criminal litigation or investigation (including those involving governmental authorities or agencies).
     6. COBRA Insurance Coverage. For the period beginning on the Termination Date, Employee and Employee’s dependents shall be entitled to maintain health insurance under the Company’s group medical and dental insurance plans to the extent, if any, permitted under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”). Employee will be provided with applicable COBRA forms and Employee shall timely and properly complete such forms. The Company shall reimburse Employee for the value of any COBRA premiums that would be incurred for health insurance for Employee and Employee’s dependents for the one-year period following the Termination Date. Nothing contained herein shall require Employee to pay applicable COBRA payments to the Company’s and Employee’s current health insurer.
     7. No Other Payments. Employee agrees that except for the payments and benefits to be made or provided to Employee under this Agreement, Employee is not due or owed any payments, benefits, or compensation of any kind by the Company, including for wages, benefits, vacation, sick leave, personal time off, or any other paid time away from work, as of the date Employee signs this Agreement, including, but not limited to, any amounts arising under the (i) Employment Agreement dated as of July 1, 2003 by and between Employee and Chronimed, Inc., as amended by the Amendment and Assumption of Employment Agreement dated August

9, 2004 (“Employment Agreement”); and (ii) Form of Change of Control Agreement, dated as of June 14, 2006, between the Employee and Chronimed, Inc, a wholly-owned subsidiary of the Company. Employee further agrees that the Company has provided to Employee all leave that Employee requested or to which Employee was entitled under the Family and Medical Leave Act (FMLA) prior to the date that Employee signs this Agreement.
     8. General Release by Employee. Employee, on behalf of Employee and Employee’s heirs, successors and assigns, does hereby release, forever discharge, and covenant not to sue the Company and its current or former directors, officers, employees, agents, members, shareholders and attorneys (collectively, the “Releasees”), collectively, separately, and severally, from, against, or for all claims, demands, actions, costs, expenses, charges and other such rights, from the beginning of time through the Termination Date, known or unknown, vested or unvested, accrued or unaccrued, arising out of or related to any events, conduct or other transactions between or related to the parties arising out of or related to: (1) Employee’s employment by the Company or the termination thereof, and/or (2) Employee’s being a shareholder of the Company, including, but not limited to, any such claims, demands, actions, costs, expenses, charges and other such rights arising in connection with the Employment Agreement. This release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination or claims growing out of legal restrictions on the Company’s employment practices, including, but not limited to, any claims arising under the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000(e) et seq., 42 U.S.C. §1981, Executive Order 11246, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Americans with Disabilities Act of 1990, federal, state and local laws prohibiting employment discrimination, wrongful discharge, claims of defamation, any claims for loss consortium, slander or libel, severance pay claims, pension claims, ERISA claims and claims arising under the Fair Labor Standards Act. This release does not include claims under applicable worker’s compensation and unemployment compensation statutes or which are otherwise prohibited by law.
     9. Release of Claims Arising Under the ADEA. In addition to the claims identified in Section 8 above, Employee hereby knowingly and voluntarily releases and discharges Releasees, collectively, separately and severally, from or for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which Employee, Employee’s heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against Releasees (together with the claims released in Section 8 above, the “Released Claims”). Notwithstanding any other provision or section of this Agreement, Employee does not hereby waive any rights or claims under the ADEA that may arise after the date on which this Agreement is signed by Employee.
     Employee hereby acknowledges and represents that (i) Employee has been given a period of at least twenty-one (21) days to consider the terms of this Agreement, (ii) the Company has advised or hereby advises Employee in writing to consult with an attorney prior to executing this Agreement, and (iii) Employee has received valuable and good consideration to which Employee is otherwise not entitled in exchange for Employee’s execution of this Agreement.

     Employee and the Company hereby acknowledge this Agreement shall not become effective or enforceable until the close of business on the seventh (7th) day after the day on which it is executed by Employee (“the Effective Date”) and that Employee may revoke this Agreement at any time before the Effective Date.
     In the event Employee chooses to exercise Employee’s option to revoke this Agreement, Employee shall notify the Company in writing to the Company’s designated agent for this purpose, and return to the Company all monies paid pursuant to this Agreement (if any). Such notice shall be delivered to the Company by registered or certified mail, postmarked no later than 5:00 p.m. on the last day of the revocation period, and with return receipt requested and addressed as follows:
General Counsel
BioScrip, Inc.
10050 Crosstown Circle
Eden Prairie, Minnesota 55433
     10. No Pending Claims. Employee represents and covenants that Employee has not filed or otherwise initiated any legal action or administrative proceeding of any kind against any of the Releasees relating to any of the Released Claims.
     11. No Admission of Liability. This Agreement is not intended to be, and shall not be construed as, any admission of liability or wrongdoing of any kind by the Company or any of the Releasees, and any such liability or wrongdoing is hereby denied by the Company on behalf of itself and the other Releasees.
     12. Non-Assignment/Claims for Attorneys’ Fees, Costs and Expenses. Employee represents, warrants and agrees that Employee has not assigned, transferred, sold or hypothecated any of the Released Claims. Employee understands and agrees that the aforesaid payments to him include and encompass therein any and all claims with respect to attorneys’ fees, costs, and expenses for or by any and all attorneys who have represented Employee or with whom Employee has consulted or who have done anything in connection with the subject matter of this Agreement or any and all claims released herein.
     13. Agreement to Cooperate. Employee further covenants and agrees that Employee shall cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which Employee, by virtue of Employee’s prior employment with the Company, has relevant knowledge or information. The Company will reimburse Employee for all reasonable out-of-pocket expenses incurred in connection with such activity upon submission of receipts or other supporting documentation in accordance with the then customary practices of the Company.
     14. [Intentionally omitted]
     15. [Intentionally omitted]

     16. Non-Disparagement. Except as otherwise required by law, each party agrees and covenants that it has not made, nor shall he or it make, at any time following the Termination Date any statement, written or verbal, directly or indirectly, expressly or implicitly, in any forum or media, or take any other action, either directly or indirectly, in disparagement of the other party hereto or any of the Releasees hereunder. Without limiting the foregoing, this Section 16 includes, but is in no way limited to, each party’s obligations not to communicate in any manner, directly or indirectly, expressly or implicitly, any negative, offensive, rude, unflattering comments or comments of a similar nature. Indirect communications include, but are not limited to, comments, statements, writings or any other such expressions attributable to a party but which originate from others, such as a spouse, friend, counsel, agent or representative.
     17. Business Related Expenses. Employee acknowledges and agrees that any and all business related expenses incurred by Employee, but not yet submitted for reimbursement, must be submitted to the Company within four (4) weeks of the Termination Date. Employee further acknowledges and agrees that the Company shall not be liable to Employee for any reimbursement requests submitted after this time period (unless such expenses are reimbursable under Section 2 of this Agreement in connection with Employee’s consulting services). The Company will pay all timely reimbursement requests pursuant to Company policy.
     18. Return of Company Property. Except as otherwise provided below, Employee agrees, within two (2) weeks of the Termination Date, to return to the Company all property of the Company, including but not limited to, all files, customer and prospective customer lists, management reports, drawings, memoranda, forms, financial data and reports, and all other documents obtained or created by Employee in connection with Employee’s employment with Company or service on the Board of the Company (including all copies of the foregoing, and including all notes, records and other materials of or relating to the Company or its customers) and all of the equipment and other materials of the Company in Employee’s possession or under Employee’s control (including but not limited to any computers, credit cards, telephones, office equipment, software or similar items), and any and all other proprietary data or objects acquired through Employee’s employment with the Company.
     19. Confidentiality. Employee has, in the course of his employment with the Company and service on its Board (and will in the course of the provision of any consulting services to the Company during the Consulting Period), have access to confidential and proprietary data or information belonging to the Company. Employee shall not at any time divulge or communicate to any person (other than to a person bound by confidentiality obligations to the Company similar to those contained in this Agreement) or use to the detriment of the Company, or for the benefit of any other person such data or information. The phrase “confidential or proprietary data or information” shall mean information not generally available to the public, including, but not limited to, personnel information, financial information, customer lists, supplier lists, trade secrets, secret processes, computer data and programs, pricing, marketing and advertising data. Employee acknowledges and agrees that any confidential or proprietary information that Employee has already acquired was in fact received in confidence in Employee’s fiduciary capacity with respect to the Company.
     20. Inventions and Patents. Employee agrees to assign all rights, ownership and related privileges and benefits associated with inventions and patents to the Company.

Employee agrees that any inventions or patents obtained in association with ideas or concepts initiated by Employee during his employment with the Company related to the Company’s business are deemed to be Company property. This includes but is not limited to product ideas, changes or improvements; process ideas, changes or improvements; pertinent intellectual property, or other pertinent information.
     NOTICE: Minnesota law exempts from this Agreement “an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the Employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Employee for the employer.”
     21. Covenant Not to Compete. Employee hereby covenants and agrees that for a period of one year following the Termination Date (the “Term”), Employee shall not be engaged within the United States, either directly or indirectly, in any manner or capacity, whether as an advisor, principal, agent, partner, officer, director, employee, member of an association, or otherwise, in any business or activity which is competitive with the business being conducted by the Company or its subsidiaries or affiliates on the Termination Date (a “Competitive Business”), or own beneficially or of record, five percent or more of the outstanding stock of any class of equity securities in any corporation, other business entity or business engaged in a Competitive Business.
     In addition, during the Term, Employee shall not solicit, directly or indirectly, any then current employee of the Company for employment or engagement in any capacity outside of the Company, its subsidiaries or affiliates, or solicit any customers of the Company to change or reduce in any way the amount of business that they do with the Company or to do business with a competitor of the Company, its subsidiaries or affiliates.
     22. Forfeiture of Payments. If Employee breaches any terms or conditions in this Agreements, in addition to other remedies available to the Company under this Agreement or otherwise, all payments and benefits described in this Agreement shall cease immediately except to the extent required to be provided by the provisions of COBRA.
     23. Arbitration/Dispute Resolution. The Company and Employee agree that prior to commencing any legal action arising out of a dispute over provisions in this Agreement, the parties shall first negotiate for a period of not less than 30 days in an effort to resolve the dispute. If these efforts are not successful, then the parties shall submit to non-binding mediation conducted by an independent third-party mediator in an effort to resolve the dispute, provided that such mediation must be completed with in 60 days after the date on which it commences. Thereafter, if the dispute remains unresolved, either party may commence legal action to resolve the dispute, it being understood that, if mutually agreed, the parties may instead elect to submit the dispute to binding arbitration. Any legal action arising under or in connection with this Agreement shall be brought in federal or state court in Hennepin County, Minnesota, and the parties consent to personal jurisdiction and venue in such courts.
     24. Cooperation in Claims. [Intentionally Omitted].

     25. Equitable Relief. Employee acknowledges that the services rendered by Employee to the Company are and were of a special, unique, unusual and extraordinary character, which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach by Employee of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. Employee further acknowledges that Employee possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, each party shall be entitled, in addition to any other remedies they may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by either party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of a breach.
     26. Attorneys’ Fees, Costs and Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     27. Applicable Law. This Agreement has been entered into in and shall be governed by and construed under the laws of the State of Minnesota without reference to the choice of law principles thereof.
     28. Severability. If any of the covenants of this Agreement is determined by any court of competent jurisdiction to be unreasonable or unenforceable, in whole or in part, as written, Employee hereby consents to and affirmatively requests that the court reform the covenant so as to be reasonable and enforceable to the maximum extent permitted by law and that the court enforce the covenant as so reformed. Subject to and without limitation of the foregoing, should any covenant or provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.
     29. [Intentionally Omitted]
     30. Third-party Beneficiaries. The Releasees other than the Company shall be third-party beneficiaries of this Agreement for the limited purpose of enforcing the provisions of Sections 8, 9, 10, 11, 12, and 16 hereof.
     31. Modification. Except as provided in Section 28, no provision of this Agreement may be changed, altered, modified, or waived except in writing signed by both parties or their duly authorized representatives, which writing shall specifically reference this Agreement and the provision that the parties intend to waive or modify. The waiver by either party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach.

     32. Assignability. Employee may not assign this Agreement, in whole or in part, without the prior written consent of the Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and assigns.
     33. Headings and Captions. The headings and captions used in this Agreement are for convenience of reference only, and shall in no way define, limit, expand or otherwise affect the meaning or construction of any provision of this Agreement.
     34. Counterparts Acceptable. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
     35. Interpretation. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party’s having or being deemed to have structured or drafted such provision.
     36. Entire Agreement. Employee acknowledges and agrees that Employee has read and fully understands the contents and the effect of this Agreement. Employee acknowledges and agrees that Employee has had a reasonable opportunity and has been advised in writing to seek the advice of an attorney as to such content and effect. Employee accepts each and all of the terms, provisions, and conditions of this Agreement, and does so voluntarily and with full knowledge and understanding of the contents, nature, and effect of this Agreement. Employee and the Company acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained in this Agreement. Unless otherwise expressly provided herein, this Agreement supersedes all prior agreements, proposals, negotiations, conversations, discussions and course of dealing between Employee and the Company, including but not limited to the Employment Agreement.

/s/ Gregory H. Keane

5/25/06
Employee		Date

BioScrip, Inc.

By:	/s/ Barry A. Posner	5/25/06

Date
Title:	EVP and General Counsel